Exhibit 23.1


                         CONSENT OF INDEPENDENT AUDITORS


The Board of Directors
Magnitude Information Systems, Inc. and Subsidiaries


As independent public accountants, we hereby consent to the inclusion in Post-Effective Amendment No. 1 to Form SB-2 Registration Statement of Magnitude Information Systems, Inc. and Subsidiaries, filed with the Commission on or about February 6, 2004 , of (1) our report dated March 27, 2003 on the consolidated financial statements of Magnitude Information Systems, Inc. and Subsidiaries for the fiscal years ended December 31, 2002 and 2001 and (2) our review report dated November 11, 2003, on the consolidated financial statements of Magnitude Information Systems, Inc. and Subsidiaries for the three months and nine months ended September 30, 2003 and 2002, and to all references to our Firm included in this Registration Statement.

/s/Rosenberg Rich Baker Berman & Company
Rosenberg Rich Baker Berman & Company
Bridgewater, New Jersey
February 4, 2004